PILGRIM'S PRIDE CORPORATION FILES VOLUNTARY CHAPTER 11 PETITIONS TO ADDRESS SHORT-TERM OPERATIONAL AND LIQUIDITY CHALLENGES

Company Receives Commitment for Up to $450 Million in Debtor-in-Possession Financing

Normal Operations to Continue

PITTSBURG, Texas, December 1, 2008 – Pilgrim's Pride Corporation (NYSE: PPC), together with certain of its wholly owned subsidiaries (collectively, the “Company”), today announced that in an effort to address certain short-term operational and liquidity challenges, it filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas (the “Court”).  The Company’s operations are expected to continue as normal throughout the bankruptcy process while it develops a reorganization plan to resolve its temporary operational and liquidity issues.  The Company’s operations in Mexico and certain operations in the United States were not included in the filing and will continue to operate outside of the Chapter 11 process.

“Over the past year, Pilgrim’s Pride has faced a number of significant challenges including high feed-ingredient costs, an oversupply of chicken, weak market pricing and softening demand,” said Clint Rivers, president and chief executive officer.  “After careful consideration of all available alternatives, the Company’s Board of Directors determined that a Chapter 11 filing was a necessary and prudent step and the best way to obtain the financing necessary to maintain regular operations and allow for a successful restructuring. We expect to emerge from this restructuring a stronger, more competitive company that is well positioned for growth and enhanced profitability.  We are proud of the consistently high quality of our products, our valued customer relationships and the high level of service we provide.”

In conjunction with the filing, the Company is seeking approval to enter into a $450 million debtor-in-possession financing facility arranged by Bank of Montreal as lead agent (the “DIP Financing”).  If approved by the Court, the DIP Financing will provide an immediate source of funds to the Company, enabling it to satisfy the customary obligations associated with the daily operation of its business, including the timely payment of employee wages and other obligations.

The Company has asked the Court for additional authorizations, including permission to continue paying employee wages and salaries, to provide employee benefits without interruption, and to continue with its various customer programs.

During the Chapter 11 process, suppliers should expect to be paid for post-petition purchases of goods and services in the ordinary course of business.

“On behalf of the entire management team, I would like to thank our customers and suppliers for their continued support during this process. I also want to recognize our dedicated employees, whose continued support and commitment are crucial to the future success of our company.  We are all dedicated to making this financial restructuring a success,” Mr. Rivers concluded.

Additional information about the restructuring is available at the Company’s website www.pilgrimspride.com.  For access to Court documents and other general information about the Chapter 11 cases, please visit www.kccllc.net/pilgrimspride.

About Pilgrim’s Pride
Pilgrim's Pride Corporation employs approximately 48,000 people and operates 35 chicken processing plants and 11 prepared-foods facilities. Pilgrim's Pride products are sold to foodservice, retail and frozen entree customers. The Company's primary distribution is through retailers, foodservice distributors and restaurants throughout the United States and Puerto Rico and in the Northern and Central regions of Mexico. For more information, please visit http://www.pilgrimspride.com.

Forward-Looking Statements
Statements contained in this press release that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim's Pride Corporation and its management, including as to expectations as to the reorganization of the Company’s business and finances to resolve its operational and liquidity issues, expectations to emerge from Chapter 11 proceedings stronger and more competitive, the sufficiency of liquidity to be provided by the debtor-in-possession financing facility, anticipated authorizations being requested of the Bankruptcy Court and expectations as to the ability to make post-petition payments, are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements.  Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: the Company’s ability to obtain court approval with respect to its motions in the Chapter 11 proceedings; the ability of the Company and its subsidiaries to prosecute, develop and consummate one or more plans of reorganization with respect to the Chapter 11 proceedings; risks associated with third party motions in the Chapter 11 proceedings, which may interfere with the Company’s ability to develop and consummate one or more plans of reorganization; the potential adverse effects of the Chapter 11 proceedings on the Company’s liquidity or results of operations;  matters affecting the poultry industry generally; continued compliance with conditions for funding under the debtor-in-possession financing facility; the ability to execute  the Company’s business and restructuring plan to achieve desired cost savings and additional capital to improve liquidity; future pricing for feed ingredients and the Company’s products; additional outbreaks of avian influenza or other diseases, either in the Company’s flocks or elsewhere, affecting the Company’s ability to conduct its operations and/or demand for its poultry products; contamination of the Company’s products, which has previously and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of cash resources, particularly in light of the Company’s substantial leverage; restrictions imposed by, and as a result of, the Company’s substantial leverage; changes in laws or regulations affecting the Company’s operations or the application thereof; new immigration legislation or increased enforcement efforts in connection with existing immigration legislation that cause the costs of doing business to increase, cause the Company to change the way in which it does business, or otherwise disrupt its operations; competitive factors and pricing pressures or the loss of one or more of the Company’s largest customers; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; disruptions in international markets and distribution channels; and the impact of uncertainties of litigation as well as other risks described under "Risk Factors" in the Company’s Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim's Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contacts:           Ray Atkinson                                                        Meaghan Repko or Andrea Priest
Pilgrim’s Pride                                                       Joele Frank, Wilkinson Brimmer Katcher
(903) 434-1811                       (212) 355-4449

Investor Contact:         Gary Rhodes
Pilgrim’s Pride
(903) 434-1495